Exhibit 3.17
CERTIFICATE OF LIMITED PARTNERSHIP
OF
CST DIAMOND, L.P.
(Pursuant to the provisions of the Texas Revised Limited Partnership Act)

1.	The name of the limited partnership is as set forth below:
CST Diamond, L.P.

2.	The address of the principal office in the United States where records of the partnership are to be kept or made available is set forth below:
One Valero Way
Building D, Suite 200
San Antonio, Texas 78249

3.	The initial registered agent is an organization by the name of:
C T Corporation System
and the business address of the registered agent and the registered office address is:
350 N. St. Paul Street
Dallas, Texas 75201

4.	The name, mailing address and the street address of the business or residence of the sole general partner is as follows:

Name	Street and Mailing Address
Emerald Marketing, Inc.	One Valero Way Building D, Suite 200 San Antonio, TX 78249

5.	This document will become effective when the document is filed by the Secretary of State of Texas.

6.	The undersigned signs this document subject to the penalties imposed by law for the submission of a false or fraudulent document.
BIG DIAMOND, INC., a Texas corporation
as sole general partner of Valero Diamond, L.P.

By: /s/ T. Wyatt Stripling___
T. Wyatt Stripling
Vice President and Tax Director

1